Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CSW INDUSTRIALS, INC.

CSW Industrials, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1.    The name of the corporation is CSW Industrials, Inc.

2.    The corporation was originally incorporated under the name “CSWC NewCo Corp.” The Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on November 6, 2014; was amended by the Amendment to the Certificate of Incorporation filed with the Delaware Secretary of State on June 1, 2015; was restated by the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on September 9, 2015; and was restated by the Second Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on August 16, 2017.

3.    This Third Amended and Restated Certificate of Incorporation has been duly adopted by the directors and stockholders of the corporation in accordance with Sections 242 and 245 of the DGCL and shall become effective upon filing with the Secretary of State of the State of Delaware (the “Effective Time”).

4.    Pursuant to Sections 242 and 245 of the DGCL, effective as of the Effective Time, this Third Amended and Restated Certificate of Incorporation amends and restates the provisions of the Second Amended and Restated Certificate of Incorporation of the corporation, as set forth below:

ARTICLE I NAME

The name of the corporation is CSW Industrials, Inc. (the “Company”).

ARTICLE II OFFICES

Section 1.    Registered Office. The address of the Company’s registered office in the State of Delaware is located at Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the Company’s registered agent at such address is Corporation Service Company.

Section 2.    Other Offices. The Company shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.

ARTICLE III CORPORATE PURPOSE

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV SHARES OF STOCK

Section 1.    Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 60,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of Preferred Stock, par value $0.01 per share.

Section 2.    Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a)    the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b)    the voting powers, if any, and whether such voting powers are full or limited in such series;

(c)    the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d)    whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates, conditions and preferences of dividends on such series;

(e)    the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

(f)    the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, at such price or prices or at such rate or rates of exchange and with such adjustments applicable thereto;

(g)    the right, if any, to subscribe for or to purchase any securities of the Company;

(h)    the provisions, if any, of a sinking fund applicable to such series; and

(i)    any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3.    Common Stock. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

ARTICLE V BYLAWS

The Board may make, adopt, amend, and repeal the Bylaws of the Company. Any Bylaw made or adopted by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Company. The Company may in its Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the Voting Stock, voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V. For the purposes of this Third Amended and Restated Certificate of Incorporation, “Voting Stock” means stock of the Company of any class or series entitled to vote generally in the election of directors.

ARTICLE VI ANNUAL AND SPECIAL MEETINGS; NO ACTION BY WRITTEN CONSENT

Section 1.    Annual and Special Meeting. Subject to the rights of the holders of any series of Preferred Stock:

(a)    any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

(b)    special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the “Chairman”), (ii) the Chief Executive Officer of the Company or (iii) a majority of the total number of directors that the Company would have if there were no vacancies on the Board.

(c)    Business at Meetings. At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company.

(d)    Amendment. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article VI.

ARTICLE VII DIRECTORS

Section 1.    Number, Election, and Terms of Directors.

(a)    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, the number of the directors of the Company will not be less than three nor more than nine and will be fixed from time to time in the manner provided in the Bylaws of the Company. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to time for which they severally hold office into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, with the term of office of one class expiring each year. Notwithstanding the foregoing, effective as of the annual meeting of stockholders to be held in 2018 and at each annual meeting of stockholders thereafter, except for directors elected under circumstances specified in a Preferred Stock Designation, each director to be elected at any such annual meeting shall be elected to serve until the next annual meeting of stockholders and until his or her successor shall be elected and qualified; provided, however, that any director who prior to the annual meeting of stockholders in 2018 was elected to a term that continues beyond the date of the annual meeting of stockholders in 2018, shall continue to serve as a director for the remainder of his or her elected term or until his or her death, resignation, disqualification or removal (each such director, including any director appointed to fill a vacancy caused by the death, resignation, disqualification, removal or other cause of such director, a “Classified Director”; provided that any such director shall cease to be a Classified Director upon the expiration of the term to which he or she was most recently elected or appointed). As a result, effective as of the annual meeting of stockholders in 2020, the Board will no longer be classified under Section 141(d) of the DGCL and directors shall no longer be divided into classes.

(b)    In an uncontested election of directors at a meeting of stockholders, each director will be elected by an affirmative vote of the majority of the votes cast with respect to the director at such meeting of the stockholders. In a contested election of directors at a meeting of the stockholders, each director will be elected by a plurality vote of the votes cast at such meeting of the stockholders. For purposes hereof, (i) a “majority of the votes cast” with respect to a director means the number of votes for the director exceeds the number of votes withheld from the director and (ii) an election of directors will be considered “contested” if, as of the record date for the applicable meeting of the stockholders, there are more nominees for election than positions on the Board to be filled by election at such meeting of the stockholders. All other elections of directors will be considered “uncontested.”

(c)    Election of directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Section 2.    Nomination of Director Candidates. Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Company.

Section 3.    Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Each director elected to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred. Each director elected or appointed to fill any newly created directorship following the annual meeting of stockholders in 2017 shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors constituting the Board will shorten the term of any incumbent director.

Section 4.    Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock specified in a Preferred Stock Designation, any Classified Director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, at any annual meeting or special meeting of the stockholders, the notice of which identifies any Classified Director proposed to be removed and states that the removal of such Classified Director is among the purposes of the meeting. Any director that is not a Classified Director may be removed with or without cause by the affirmative vote of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class.

Section 5.    Amendment. Notwithstanding anything contained in this Third Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least a majority of the voting power of the outstanding Voting Stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with, this Article VII.

ARTICLE VIII LIABILITY

To the full extent permitted by the DGCL or any other applicable law currently or hereafter in effect, no director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VIII will not adversely affect any right or protection of a director of the Company existing prior to such repeal or modification.

ARTICLE IX INDEMNIFICATION

Section 1.    Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that the person is or was a director or an officer of the

Company, or is or was at any such time serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2.    Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to be paid by the Company the expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3.    Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days after receipt of a written claim and, if required, an Undertaking, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or an Advancement of Expenses hereunder, it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL or is not entitled to the requested Advancement of Expenses. In any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article IX or otherwise shall be on the Company.

Section 4.    Non-Exclusivity, Continuation and Modification of Rights.

(a)    The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Company’s Third Amended and Restated Certificate of Incorporation, Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

(b)    The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be director or an officer of the Company, or to serve at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

(c)    Any amendment or modification of this Article IX that in any way diminishes or adversely affects any rights of the Indemnitees hereunder shall be prospective only and shall not affect any such rights in respect of any claim arising from or related to services provided prior to the date of such amendment or modification.

Section 5.    Insurance. The Company may maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the DGCL.

Section 6.    Indemnification of Employees and Agents of the Company. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the Advancement of Expenses to any employee or agent of the Company to the fullest extent of the provisions of this Article IX with respect to the indemnification and Advancement of Expenses of directors and officers of the Company.

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IN WITNESS WHEREOF, CSW Industrials, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on, August 14, 2018.

CSW INDUSTRIALS, INC.

By:	/s/ Luke E. Alverson
Name:	Luke E. Alverson
Title:	Senior Vice President, General Counsel & Secretary

[Signature Page to Certificate]